PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 18, 1998)


                                 $1,680,000,000
                       EOP OPERATING LIMITED PARTNERSHIP

                               OFFER TO EXCHANGE

    6.375% NOTES DUE 2003 FOR ANY AND ALL OUTSTANDING 6.375% NOTES DUE 2003 6.625% NOTES DUE 2005 FOR ANY AND ALL OUTSTANDING 6.625% NOTES DUE 2005 6.750% NOTES DUE 2008 FOR ANY AND ALL OUTSTANDING 6.750% NOTES DUE 2008 7.250% NOTES DUE 2018 FOR ANY AND ALL OUTSTANDING 7.250% NOTES DUE 2018
     6.376% MANDATORY PAR PUT REMARKETED SECURITIES(SM) DUE 2012 FOR ANY AND ALL OUTSTANDING 6.376% MANDATORY PAR PUT REMARKETED SECURITIES(SM) DUE 2012
7.24% SENIOR NOTES DUE 2004 FOR ANY AND ALL OUTSTANDING 7.24% SENIOR NOTES DUE 2004
7.36% SENIOR NOTES DUE 2005 FOR ANY AND ALL OUTSTANDING 7.36% SENIOR NOTES DUE 2005
7.44% SENIOR NOTES DUE 2006 FOR ANY AND ALL OUTSTANDING 7.44% SENIOR NOTES DUE 2006
7.41% SENIOR NOTES DUE 2007 FOR ANY AND ALL OUTSTANDING 7.41% SENIOR NOTES DUE 2007

     EOP Operating Limited Partnership, a Delaware limited partnership (the "Company"), upon the terms and subject to the conditions set forth in the Prospectus dated June 18, 1998 (the "Prospectus") and accompanying letter of transmittal (the "Letter of Transmittal") (which together with this Prospectus Supplement constitute the "Exchange Offer"), hereby extends its offer to exchange its outstanding 6.375% Notes due 2003 (the "2003 Notes"), 6.625% Notes due 2005 (the "2005 Notes"), 6.750% Notes due 2008 (the "2008 Notes"), 7.250%
Notes due 2018 (the "2018 Notes"), 6.376% MandatOry Par Put Remarketed Securities(SM) due February 15, 2012 (the "MOPPRS(SM)"), 7.24% Senior Notes due 2004 (the "2004 Senior Notes"), 7.36% Senior Notes due 2005 (the "2005 Senior Notes"), 7.44% Senior Notes due 2006 (the "2006 Senior Notes"), and 7.41% Senior Notes due 2007 (the "2007 Senior Notes"), which are not freely transferable, for the 6.375% Notes due 2003, 6.625% Notes due 2005, 6.750% Notes due 2008, 7.250% Notes due 2018, 6.376% MOPPRS due 2012, 7.24% Senior
Notes due 2004, 7.36% Senior Notes due 2005, 7.44% Senior Notes due 2006, and 7.41% Senior Notes due 2007 offered hereby (collectively, the "Exchange Notes"), which will be subject to fewer restrictions on transfer.

     As of 1:00 p.m. E.D.T. on July 23, 1998, approximately $194.7 million aggregate principal amount of the 2003 Notes, approximately $227.1 million aggregate principal amount of the 2005 Notes, approximately $246.2 million aggregate principal amount of the 2008 Notes, approximately $150.9 million aggregate principal amount of the 2018 Notes, approximately $167.1 million aggregate principal amount of the MOPPRS, approximately $30 million aggregate principal amount of the 2004 Senior Notes, approximately $50 million aggregate principal amount of the 2005 Senior Notes, approximately $50 million aggregate principal amount of the 2006 Senior Notes and approximately $50 million aggregate principal amount of the 2007 Senior Notes had been tendered for exchange for Exchange Notes with the Exchange Agent. Unless otherwise defined herein, capitalized terms in this Prospectus Supplement have the same meaning as in the Prospectus. The amended terms of the Exchange Offer set forth below supplement and should be read in conjunction with the Prospectus, which, except to the extent modified by this Prospectus Supplement, is incorporated herein by reference.

     THE EXCHANGE OFFER HAS BEEN EXTENDED FOR SEVEN (7) ADDITIONAL DAYS AND WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, THURSDAY, JULY 30, 1998, OR SUCH LATER DATE AND TIME TO WHICH IT IS EXTENDED (THE "EXPIRATION DATE").

July 24, 1998